SECURITIES AND EXCHANGE COMMISSION
	                            Washington, DC  20549



                                   	FORM 8-K


                           	Current Report Pursuant
	                        to Section 13 or 15(d) of the
	                       Securities Exchange Act of 1934


	Date of report (Date of earliest event reported)      February 25, 1997

	CENCOR, INC.
	(Exact Name of Registrant as Specified in Its Charter)

	Delaware
	(State or Other Jurisdiction of Incorporation)

   0-3417                                           43-5914033
 (Commission File Number)       (I.R.S. Employer Identification No.)

	1100 Main Street, City Center Square, Suite 416A
	P.O. Box 26098, Kansas City, Missouri  64196-6098
	(Address of Principal Executive Offices)                (Zip Code)

	(816) 221-5833
	(Registrant's Telephone Number, Including Area Code)

Item 2	Acquisition or Disposition of Assets

	On February 25, 1997, CenCor, Inc. (the "Company") received approximately $4,400,000 from Concorde Career Colleges, Inc. ("Concorde") as payment in full of all of Concorde's debt obligations owed to the Company and as redemption in full of the Concorde Class A Preferred Stock held by the Company. In exchange, the Company agreed to release Concorde from all liabilities and obligations under its agreements with Concorde. The release, however, did not relieve Concorde from providing substitute student receivables received in exchange of accrued interest of which approximately $320,000 is currently outstanding.

	The obligations of Concorde to the Company consisted of a junior secured debenture in the principal amount of $2.4 million, due July 31, 1997, and an unsecured obligation in the amount of approximately $190,000. The
Preferred Stock consisted of 233,817 shares of Concorde Class A Preferred
Stock, $.10 par value, with a per share liquidation preference of $10.00.
The debenture also would have entitled the Company to receive a payment from Concorde equal to 25% of the amount of Concorde's market capitalization in excess of $3.5 million on August 31, 1997. The Preferred Stock had no mandatory redemption date but was redeemable by Concorde, in whole or in part, at any time at the Preferred Stock's liquidation value, plus accrued cumulative dividends.

	The payments were received pursuant to a recently amended Restructuring, Security and Guaranty Agreement with Concorde which was negotiated by the Company's Special Committee, consisting of its outside directors.

Item 7  Financial Statements and Exhibits.

	(c) The following exhibit is filed as part of this current report on Form 8-K.

	Exhibit Number	Description

		99		                         Press Release dated February 25,
				                           1997 announcing disposition of assets.





                              	SIGNATURES


	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report as amended to be signed on its behalf by the undersigned hereunto duly authorized.



                                  				    CenCor, Inc.
				                                         (Registrant)


Date    March 11, 1997        	           By  /s/ Jack L. Brozman
				                                          (Signature)
	                                      			    Jack L. Brozman, President